Exhibit 99.1


                       Digital Recorders, Inc. Notes U.S.
                           Transit Ridership Increase


    DALLAS--(BUSINESS WIRE)--Jan. 24, 2006--Digital Recorders, Inc.
(DRI) (Nasdaq:TBUS), a technology leader in transit, transportation, law enforcement, and security digital communications systems, announced today that, according to the American Public Transportation Association (APTA), national transit ridership increased 3.3 percent during third quarter 2005 over the same period in 2004.
    APTA attributes the high price of gas as the primary driver of the national transit ridership increase. While previous national transit ridership increases based upon gas prices have proven to be temporary, preliminary numbers indicate that this increase is holding even as gas prices have fallen from recent highs.
    "Recent APTA survey results indicate that the sticker shock experienced at U.S. gas pumps during the third quarter 2005 appears to have boosted all modes of public transit ridership - and the increase seems to be sticking. The survey's results also appear to validate America's strategy of investing in public transit's future through the $286.4 billion transportation bill, The Safe, Accountable, Flexible, Efficient Transportation Equity Act - A Legacy for Users (SAFETEA-LU), which provided about a 46 percent increase in funding to the transit market over the previous, comparable six-year legislation," David L. Turney, the Company's Chairman, Chief Executive Officer, and President, said.
    Mr. Turney, who serves on APTA's Executive Committee, said: "With increased transit ridership comes an increased demand for all modes of public transportation and related equipment. And, of course, DRI is a leading supplier of transit communications equipment such as our TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information systems and automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems. Continued increases in national transit ridership should help DRI to achieve further growth."
    In a recent press release, APTA President William W. Millar said:
"The increased ridership results of the third quarter, combined with the November ridership increases, indicate that more and more Americans want other options besides the automobile. Transit ridership was on the move in 2005, and I fully expect that it will continue to grow as more people discover the convenience and affordability of public transportation."

    APTA RIDERSHIP SURVEY

    APTA recently conducted a survey of 85 large and small U.S. transit agencies regarding November 2005 ridership figures to see if ridership trends had continued, even as gas prices declined. This survey indicated 88 percent of the agencies reported transit ridership continued at higher rates than a year earlier, despite the fact that gas prices went down in November. In some places, transit systems reported increases in double digits. APTA said the third quarter 2005 report shows that all types of public transportation showed increases, with light rail showing the largest increase at 8.8 percent.

    ABOUT APTA

    APTA is a non-profit international association of 1,600 member organizations, including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the United States and Canada.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a technology leader in transportation, law enforcement, and security digital communications systems using proprietary hardware and software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transportation communications products
- TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer-aided dispatch/automatic vehicle location and monitoring systems, and VacTell(TM) video actionable intelligence systems - enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and noise cancellation equipment, help law-enforcement agencies around the globe arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning APTA and its survey results, the potential outcome of SAFETEA-LU on our industry sector, the Company's products and services, the future state of our industry sector as a whole, our future assessment of current trends and indicators, statements made by APTA President William W. Millar, as well as any statement, express or implied, concerning future events or expectations is a forward-looking statement. Use of words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including risks and uncertainties that the assumptions behind the APTA survey results, the potential outcome of SAFETEA-LU on the industry sector, the risk that we may incorrectly interpret current trends and indicators, statements made by APTA President William W. Millar, as well as other risks and uncertainties set forth in our Annual Report on 10-K filed April 1, 2005, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             Digital Recorders, Inc.
             Phone: 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com
             or
             Investor Relations Contact
             Brien Gately
             Senior Vice President
             The Investor Relations Company
             Phone: 800-536-8472
             Fax: 847-296-4460
             E-Mail: bgately@tirc.com